Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Evans & Sutherland Computer Corporation

We hereby consent to the incorporation by reference in the Registration Statements Nos. 33-39632, 333-53305, 333-58733, 333-104754, and 333-118277 on Form S-8 and Registration Statements Nos. 333-09657 and 333-137637 on Form S-3 of Evans & Sutherland Computer Corporation of our report dated March 12, 2012, with respect to the consolidated balance sheets of Evans & Sutherland Computer Corporation as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the years then ended, which report appears in the December 31, 2011 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.

/s/ TANNER LLC

March 12, 2012

Salt Lake City, Utah